Exhibit 10.26

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 5, 2013 (this “Agreement”), by and between Media General, Inc., a Virginia corporation (the “Company”), and Robert Peterson (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company, General Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub 1”), [Merger Sub 2], a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub 2”), [Merger Sub 3], LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub 3”), and [Phoenix], a Delaware corporation are parties to that certain Agreement and Plan of Merger, dated as of June 5, 2013 (the “Merger Agreement”), pursuant to which Merger Sub 1 will merge with and into the Company, immediately followed by the merger of Merger Sub 2 with and into Phoenix, immediately followed by the merger of Phoenix with and into Merger Sub 3, with Merger Sub 3 continuing as a wholly owned subsidiary of the Company (the “Merger”).

WHEREAS, subject to the consummation of the Merger, the Company desires to continue to employ the Executive as Vice President, Broadcast Markets of the Company upon and following the Closing Date (as defined in the Merger Agreement) and wishes to be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, subject to the consummation of the Merger, the Executive desires to continue to be employed as the Company as Vice President, Broadcast Markets upon and following the Closing Date and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.             Employment.

1.1.          Term. Subject to Section 3 hereof and the consummation of the transactions contemplated by the Merger Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Closing Date (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.          Duties. During the Employment Period, the Executive shall serve as the Company’s Vice President, Broadcast Markets and in such other positions as an officer of the Company and such affiliates of the Company as may be requested by the board of directors of the Company (the “Board”) from time to time, and shall report directly to the Company’s Senior Vice President, Broadcast Markets. In the Executive’s position as Vice President, Broadcast Markets, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the Senior Vice President, Broadcast Markets. The Executive’s principal place of employment shall be the Company’s headquarters in Richmond, Virginia.

1.3.          Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Senior Vice President, Broadcast Markets, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, that have been approved in accordance with Company’s then-current policies relating to conflicts of interest and (c) manage his personal investments, in each case so long as any such activities do not (x) violate the terms of this Agreement (including Section 4) or (y) materially interfere with the Executive’s duties and responsibilities to the Company.

Section 2.             Compensation.

2.1.          Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $375,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward, other than in connection with an across-the-board reduction applicable to all senior executives of the Company) by the Board (or a committee thereof) in its discretion.

2.2.          Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) to be based upon Company performance and other criteria for each such calendar year as determined by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to and in accordance with the Company’s Executive Incentive Plan. The Executive’s target Annual Bonus opportunity for each calendar year that ends during the Employment Period shall not be less than thirty-six percent (36%) of the Base Salary (the “Target Annual Bonus Opportunity”). The amount of the Annual Bonus actually paid shall depend on the extent to which the Compensation Committee determines performance goals are achieved or exceeded, and payment shall be subject to approval by the Board in accordance with the Annual Incentive Plan. The Annual Bonus, if any, shall be paid in cash and shall be paid within two and a half (2½) months after the end of the calendar year.

2.3.          Equity Compensation.

(a)     General. The Executive will be eligible to participate in the Company’s Long Term Incentive Plan and in any other equity compensation plan as may be established by the Company, and will be eligible for grants under any such plan to the extent determined by the Compensation Committee.

(b)     Deferred Stock Units. Effective upon the Effective Date, and subject to the Executive’s employment with the Company on such date, the Executive shall be granted a number of stock units (the “Stock Units”) equal to the amount determined by dividing the Base Salary by the closing price per share of Class A Common Stock, par value $5.00, of the Company on the date of the public announcement of the Merger (in connection with the Merger, the Class A Common Stock will be converted into voting common stock of the Company (the “Common Stock”)). One-half (1/2) of the Stock Units granted to the Executive shall vest on each of the first and second anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company through each such anniversary. The vested Stock Units shall be settled within thirty (30) days following the applicable anniversary and each Stock Unit shall entitle the Executive to a payment in cash on the settlement date in an amount equal to the closing price per share of Common Stock (the “Closing Price”) on the date of vesting.

2.4.          Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company and subject to the terms and conditions of the applicable plan, which shall, as of the date hereof, include, but not be limited to, the Executive Financial Planning and Income Tax Program, the Media General, Inc. Supplemental 401(k) Plan and, for as long as the Executive’s work responsibilities require, participation in the Company-owned automobile program, in each case to the extent the Executive’s participation is permitted under such plan and subject to the terms and conditions of the applicable plan. For the avoidance of doubt, the foregoing shall not require the Company to maintain any plan for any period of time.

2.5.          Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of vacation per calendar year, in accordance with the Company’s vacation policy.

2.6.          Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time.

Section 3.             Employment Termination.

3.1.          Termination of Employment-General. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, upon not less than thirty (30) days’ prior notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) in the event of termination for retirement, death, Disability or a Qualifying Termination, earned but unpaid Annual Bonus for the calendar year completed prior to the Termination Date to the extent provided for, and in accordance with, the terms of the Executive Incentive Plan or applicable successor plan thereto and subject to the satisfaction of the applicable performance criteria, (iii) in the event of a termination for retirement, death, Disability or a Qualifying Termination, a pro-rata Annual Bonus for the calendar year in which the Termination Date occurs, to the extent provided for, and in accordance with, the terms of the Executive Incentive Plan or applicable successor plan thereto and subject to the satisfaction of the applicable performance criteria, (iv) unused vacation days (consistent with Section 2.5 hereof) paid out at the per-business-day Base Salary rate, (v) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (vi) any unreimbursed expenses in accordance with Section 2.6 hereof (collectively, the “Accrued Amounts”).

3.2.          Qualifying Terminations.

(a)      If the Executive’s employment is terminated in a Qualifying Termination during the Employment Period, in addition to the Accrued Amounts, the Executive shall be entitled to (i) a payment equal to one and one-half (1 ½) times (two (2) times if such termination is a Change in Control-Related Termination) the sum of his Base Salary at the rate in effect immediately prior to the Termination Date plus the Target Annual Bonus Opportunity for the year of such termination (the “Severance”); (ii) continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical, dental, disability and life insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company (“Benefit Continuation”) for twelve (12) months following the Termination Date or, if earlier with respect to any particular benefit being continued, until the Executive becomes eligible for comparable benefits from a subsequent employer, which period of coverage shall be credited against the Company’s obligation to permit the Executive to elect continuation coverage under Section 4980B of the Code and any similar state law and (iii) the accelerated vesting of any equity or equity-based compensation (other than the Stock Units) held by the Executive as of the Termination Date, subject in the case of performance vesting awards that are intended to be exempt from the application of Section 162(m) of the Code, to the satisfaction of applicable performance criteria.

(b)      The Company’s obligations to pay or provide any of the benefits pursuant to Section 3.2(a) shall be conditioned upon the Executive having executed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit A (the “Release”) and the period (if any) during which the Release can be revoked having expired within fifty-two (52) days after the Executive’s Termination Date. Subject to the previous sentence and to Section 6.3, the Severance, will be paid to the Executive on the first payroll date following the date that coincides with or immediately follows the date that is fifty-two (52) days following the date of the Executive’s Termination Date.

(c)       If participation in any of the Company plans or programs necessary to provide the benefits continuation described in Section 3.2(a) is not permitted under the terms of any plan or program, the Company shall arrange at its own expense to provide the Executive with benefits substantially similar to those which the Executive would have been entitled to receive under such plans and programs. At the end of the period of coverage, the Executive shall have the right to have assigned to him, at no cost and with no apportionment of unpaid premiums, any assignable life insurance policy relating specifically to him.

(d)       Definitions. For purposes of Section 3, the following terms have the following meanings:

(1)     “Cause” shall mean one of the following has occurred: (A) the Executive’s engaging in conduct constituting (1) a felony or (2) a crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject that has a substantial and adverse effect on the Executive’s qualifications or ability to perform his duties, (B) the Executive’s engaging in conduct constituting willful misconduct, gross negligence or fraud that results in a significant risk of economic harm to the Company or any of its Affiliates, (C) the Executive’s material violation of a material written Company policy applicable to the Executive, (D) the Executive’s willful refusal to substantially perform his duties if such refusal is not remedied within fifteen (15) days after the Executive receives written notice thereof from the Company or (E) the Executive’s material violation of the provisions of Section 4 of this Agreement. Cause shall be presumed to exist by reason of the Executive having engaged in conduct described in clause (A) above if the Executive is indicted for, convicted of or enters a pleas of guilty or nolo contendere to such conduct provided, however, that if the Executive is terminated for Cause by reason of an indictment for conduct described in clause (A) above and the Executive disputes that such conduct occurred, the presumption shall be deemed to be rebutted if the indictment is subsequently dismissed or withdrawn or the Executive is found to be not guilty in a court of law in connection with such indictment, in which event the Executive’s termination shall be treated for purposes of this Employment Agreement as a termination by the Company other than for Cause or Disability upon such dismissal, withdrawal or finding of not guilty, and the Executive shall be entitled to receive (without duplication of benefits) the payments and benefits set forth in Section 3.2(a) as applicable following such dismissal, withdrawal or finding, payable in the manner and subject to the conditions set forth in such Section 3.2(a). For purposes of this Section 3.2(d)(1) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith.

(2)     “Change in Control-Related Termination” shall mean, during the Term, the Executive’s termination in a Qualifying Termination (i) following a Change in Control or (ii) at any time prior to a Change in Control if such termination occurs after the Company entered into and has not terminated a definitive agreement, the consummation of which would constitute a Change in Control.

(3)     “Change in Control” shall have the meaning set forth on Exhibit B. For the avoidance of doubt, the Merger shall not be a Change in Control for purposes of this Agreement.

(4)     “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 consecutive days.

(5)     “Good Reason” shall mean one of the following has occurred without the Executive’s written consent: (i) a material and adverse change in the Executive’s duties, authority or responsibilities, (ii) the Executive being required to report to anyone other than the Senior Vice President, Broadcast Markets or to anyone to whom the Senior Vice President, Broadcast Markets reports, (iii) a reduction in the Executive’s base salary or Target Annual Bonus Opportunity, other than in connection with an across-the-board reduction applicable to all senior executives of the Company, (iv) the relocation of the Executive’s principal place of business resulting in an increase in the Executive’s one-way commute of more than thirty (30) miles, or (v) the failure of the Company to continue in effect a material incentive or other compensation plan, except to the extent the Company terminates or modifies such a plan in a manner that similarly affects other similarly situated senior executives of the Company. In the event the Executive believes Good Reason to exist, the Executive must provide the Company with written notice no later than ninety (90) days after the first occurrence of the event or condition the Executive claims constitutes Good Reason specifying the basis for the Executive’s belief that Good Reason exists and must provide the Company with thirty (30) days to cure such event or condition. Failing such cure by the Company, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(6)     “Qualifying Termination” means the termination of the Executive’s employment (A) by the Company other than for Cause or Disability or (B) by the Executive for Good Reason.

3.3.          Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive under this Agreement or otherwise upon a termination of his employment. For the avoidance of doubt, the benefits provided in Section 3.2 are in lieu of, and not in addition to, benefits under any Company or subsidiary severance program or policy that would otherwise be applicable to the Executive.

3.4.          Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions he or she then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5.          Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board or the Chief Executive Officer of the Company and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters and the Company shall compensate the Executive for such cooperation at an hourly rate based on the Executive’s most recent base salary rate assuming two thousand (2,000) working hours per year.

Section 4.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1.          Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession; provided that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company.

4.2.          Non-Competition. By and in consideration of the Company entering into this Agreement, and in further consideration of the Executive’s exposure to the Confidential Information, the Executive agrees that the Executive shall not, during the Employment Period and thereafter during the Restriction Period (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (y) ownership by the Executive of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (z) being employed by an entity, standing alone, be prohibited by this Section 4.2, so long as the entity has more than one discrete and readily distinguishable part of its business and the Executive’s duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this paragraph, (1) “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in a business which is in material competition with a material business of the Company or any of its affiliates in any designated market area (“DMA”) in which the Company or any of its affiliates markets any of its services or products (i) conducted during the preceding twelve (12) months (or following the Executive’s termination of employment, the twelve (12) months preceding the date of termination of the Executive’s employment with the Company) and (2) “Restriction Period” shall mean a period of twelve (12) months following the Executive’s termination of employment for any reason during the Employment Period. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3.          Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly solicit (or assist any Person to solicit) for employment any person who is an employee of the Company or any of its affiliates; provided, however, that this Section 4.3 shall not prohibit the solicitation of any individual by means of an advertisement in a publication of general circulation.

4.4.          Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its affiliates and any of its or their customers or clients so as to cause harm to the Company or its affiliates.

4.5.          Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him or her, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he or she holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.5, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.5 with the same legal force and effect as if executed by the Executive.

4.6.          Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Anytime after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.7.          Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive. The terms of this Section 4.7 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

Section 5.             Representations. Each Party represents and warrants (i) that such Party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such Party’s ability to enter into and fully perform such Party’s obligations under this Agreement; (ii) that such Party is not otherwise unable to enter into and fully perform such Party’s obligations under this Agreement (including the agreements of which forms are appended hereto); and (iii) that, upon the execution and delivery of this Agreement by both Parties, this Agreement shall be such Party’s valid and binding obligation, enforceable against such Party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company represents and warrants that it is fully authorized by action of the Board, and by actions of any other Person whose authorization is required, to enter into this Agreement and to perform its obligations under it.

Section 6.             Taxes.

6.1.           Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

6.2.           Section 280G     (a) Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the Executive by the Company, any Affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 280G”)and the regulations thereunder), or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G) to only three times the Executive’s “base amount” (within the meaning of Section 280G), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax. All determinations required to be made under this Section 6.2 shall be made by a nationally recognized accounting firm that is (i) not serving as accountant or auditor for the individual, entity or group effecting the Change in Control and (ii) selected by the Company with the consent of the Executive which consent shall not be unreasonably withheld, conditioned or delayed (the “Accounting Firm”), which shall provide detailed supporting calculations (which detailed supporting calculations shall include specific information about each Payment (including the amount of each Payment) and such other information as the Executive shall reasonably request or need to make the determination required of the Executive under this Section 6.2 both to the Company and the Executive within thirty (30) business days after the Termination Date (or such earlier time as is requested by the Company). Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (A) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b)     It is possible that after the determinations and selections made pursuant to this Section 6.2 the Executive will receive Payments that are, in the aggregate, either more or less than the amount provided under this Section 6.2 (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such payment. In the event that it is determined (i) by a court or (ii) by the Accounting Firm upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this Section 6.2 not been applied until the date of such payment.

6.3          Section 409A. (a)       The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement are intended to be paid or provided in compliance with Section 409A of Code, and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”). such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, and any reimbursements to the extent necessary to comply with and to the extent permissible under Section 409A.

(b)     The terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A and the date of the Executive’s separation from service shall be treated as the Executive’s Termination Date for purpose of determining the time of payment of any amount that becomes payable to Executive pursuant to Section 3 hereof upon the termination of his employment and that is treated as a “deferral of compensation” within the meaning of Section 409A.

(c)     In the case of any amounts that are payable to the Executive under this Agreement in the form of installment payments, the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Section 409A.

(d)     If the Executive is a “specified employee” within the meaning of Section 409A at the time of his Separation From Service within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his termination of employment, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Executive’s Termination Date, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

(e)     To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses); (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; (iii) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

Section 7.             Miscellaneous.

7.1.       Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law in the event that he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates. Expenses incurred by the Executive in defending any such claim, action, suit or proceeding shall accordingly be paid by the Company in advance of the final disposition of such claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 7.1. In addition, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Period and thereafter for the duration of any period in which a civil, equitable, criminal or administrative proceeding may be brought against the Executive, providing coverage to the Executive that is no less favorable to the Executive in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided with respect to periods after the Effective Date to any other present or former senior executive or director of the Company.

7.2.       Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.3.       Assignment; No Third-Party Beneficiaries. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder. The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated. All amounts that become payable to the Executive hereunder shall, in the event of the Executive’s death, be paid to his beneficiary or beneficiaries designated hereunder. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company.

7.4.       Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications to be given or delivered under or by reason of the provisions of this Employment Agreement shall be in writing and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after being mailed by certified or registered mail, postage prepaid, (c) the next business day after being sent via a nationally recognized overnight courier, or (d) upon confirmation of delivery when sent via facsimile to the recipient. Such notices, demands and other communications shall be sent to the address or facsimile number indicated below:

If to the Company:

333 E. Franklin St.

Richmond, VA 23219

Attn: General Counsel

Facsimile:

If to the Executive:

During the Employment Period, at his principal office at the Company (including designated facsimile number), and at all times to his principal residence or home facsimile number as reflected in the records of the Company.

Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 7.4.

7.5.       Governing Law. This Agreement shall be construed and enforced in accordance with, and the laws of the Commonwealth of Virginia hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the Parties, the Parties hereby submit to and consent to the jurisdiction of the Commonwealth of Virginia and agree that such litigation shall be conducted only in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the City of Richmond, Virginia).

7.6.       Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

7.7.       Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

7.8.       Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.9.       Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

7.10.     General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

7.11.     Mitigation/Offset. The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against the Executive or any remuneration or other benefit earned or received by Executive after such termination.

7.12.     Consummation of Merger. For the avoidance of doubt, the effectiveness of this Agreement shall be subject to the consummation of the Merger. If the Merger does not occur, this Agreement shall be of no force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ George L. Mahoney
Name: George L. Mahoney
Title: President and CEO

EXECUTIVE

/s/ Robert Peterson
ROBERT PETERSON

[Signature Page to Employment Agreement]

Exhibit A

Release

1.       In consideration of the payments and benefits to be made under the Employment Agreement, dated as of June ___, 2013 (the “Employment Agreement”), by and between Robert Peterson (the “Executive”) and Media General, Inc. (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself or herself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.

rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

2.       The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.       This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.       The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.       As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that     he or she has been given a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he or she may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of any cash severance or the Benefit Continuation (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.       Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

7.       The Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.       The Executive acknowledges that he or she has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9.       The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.     The Executive acknowledges that the severance payments and benefits he or she is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11.     Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.     This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.     The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.     This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.     This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.     Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ____________________.

By:
Name:
Title:

ROBERT PETERSON

Exhibit B

“Change in Control” shall mean the occurrence of any of the following after the Effective Date:

An acquisition of any common stock of the Company (voting or non-voting) (the “Common Stock”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty-five percent (45%) of the Company’s then outstanding Common Stock; provided, however, in determining whether a Change in Control has occurred, Common Stock which is acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, (iii) any Person who, prior to such acquisition, and except as expressly provided in the last paragraph of this definition, Beneficially Owned in excess of forty-five percent (45%) of the outstanding common stock of the Company and whose Beneficial Ownership resulted in a Change in Control; or (iv) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)     The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the members of the Board or, following a Merger Transaction (as hereinafter defined), the board of directors of (x) the corporation resulting from such Merger Transaction (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest. For purposes of this paragraph, “Merger Transaction” means a merger, consolidation or reorganization (1) with or into the Company or (2) in which securities of the Company are issued; or

(c)     The consummation of: the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where the shareholders of the Company immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined shares of common stock (in substantially the same relative proportions as owned by them immediately before such merger, consolidation or reorganization) of (x) the Surviving Corporation, if there is no Parent Corporation or (y) if there is one or more Parent Corporation, the ultimate Parent Corporation.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock of the Company as a result of either (A) the acquisition of securities by the Company or (B) the pro rata distribution of rights to acquire Company securities by the Company or any Subsidiary to its security holders or the Subject Person’s exercise of its pro rata portion of such rights, in each case which, by reducing or disproportionately increasing the number of shares of common stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence), and after such share acquisition by the Company or rights distribution or exercise, the Subject Person acquires Beneficial Ownership of any additional shares of common stock of the Company which increases the percentage of the then outstanding shares of common stock of the Company (other than as a result of the acquisition or exercise of rights as provided in clause (B) above) Beneficially Owned by the Subject Person and, after such acquisition, the Subject Person has Beneficial Ownership of more than forty-five percent (45%) of the shares of the outstanding common stock of the Company, then a Change in Control shall occur.